March 2014
Pricing Sheet dated March 31, 2014 relating to
Preliminary Terms No. 110 dated March 18, 2014
Registration Statement No. 333-177923
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the Performance of the Common Stock of Apple Inc. due April 5, 2016

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — MARCH 31, 2014
Issuer:	JPMorgan Chase & Co.
Maturity date:	April 5, 2016, subject to adjustment for certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-1-II
Underlying stock:	Common stock of Apple Inc.
Aggregate principal amount:	$12,646,060
Payment at maturity:	If the final stock price is greater than the initial stock price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final stock price is less than or equal to the initial stock price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute stock return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying stock. In no event will this amount exceed the stated principal amount plus $2.00.

If the final stock price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × stock performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 20%, and possibly all, of your investment.
Leveraged upside payment:	$10 × leverage factor × stock percent change
Stock percent change:	(final stock price – initial stock price) / initial stock price
Absolute stock return:	The absolute value of the stock percent change. For example, a -5% stock percent change will result in a +5% absolute stock return.
Initial stock price:	The closing price of the on the pricing date, which was $536.74
Final stock price:	The closing price of the underlying stock on the valuation date
Stock adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying stock
Trigger level:	$429.392, which is 80% of the initial stock price
Valuation date:	March 31, 2016, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-1-III
Leverage factor:	150%
Stock performance factor:	final stock price / initial stock price
Maximum payment at maturity:	$13.00 (at least 130.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:	March 31, 2014
Original issue date (settlement date):	April 3, 2014
CUSIP / ISIN:	48127E486 / US48127E4860
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)

Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per Trigger PLUS	$10.00	$0.225	$9.775
Total	$12,646,060.00	$284,536.35	$12,361,523.65
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.225 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC. See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.695 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering, related product supplement no. MS-1-III,

prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information

About the Trigger PLUS” at the end of the accompanying preliminary terms.

Preliminary terms no. 110 dated March  18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002125/e57974fwp.htm

Product supplement no. MS-1-III dated March  18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Prospectus supplement dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November  14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.